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                                                            Exhibit b(iii)


                             THE KOREA FUND, INC.

                         Certificate as to Resolution

                                     of

                              Board of Directors



The undersigned certifies that he is the Secretary of the above named fund (the "Fund"), a Maryland corporation, and that, as such, he is authorized to execute this Certificate on behalf of the Fund, and further certifies that the following is a complete and correct copy of resolutions duly adopted by the duly elected Members of the Board of the Fund at a meeting duly called, convened and held on July 23, 1996, at which a quorum was present and acting throughout, and that such resolutions are in full force and effect.

        RESOLVED, that pursuant to Section 11.1 of the Fund's By-Laws, Section
        2.2 of the Fund's By-Laws shall be amended by deleting the number "25%" in the third line of the second paragraph thereof and inserting in its place the number "50%";

        FURTHER RESOLVED, that pursuant to Section 11.1 of the Fund's By-laws,
        Section 4.1 of the Fund's By-Laws shall be amended by inserting the following immediately after the fifth sentence thereof:

               "If the Board of Directors has given general authorization for the issuance of stock providing for or establishing a method or procedure for determining the maximum number of shares to be issued, a committee of the Board, in accordance with that general authorization or any stock option or other plan or program adopted by the Board, may authorize or fix the terms of stock subject to classification or reclassification and the terms on which any stock may be issued, including all terms and conditions required or permitted to be established or authorized by the Board of Directors under Section 3.2 of these By-Laws."

       ; and

               FURTHER RESOLVED, that the foregoing amendments to the Fund's By-Laws shall be deemed effective on October 1, 1996.


IN WITNESS WHEREOF, I hereunto set my hand this      day of August, 1996.




                                           Secretary